Exhibit 10.4

SHARE FORFEITURE AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of August 11, 2021 (the “Effective Date”) by and between Alberton Acquisition Corporation, a British Virgin Islands Company (the “Company”), SolarMax Technology, Inc., a Nevada corporation (“SolarMax”); and certain initial shareholders of the Company named in Appendix A hereto (the “Initial Shareholders”). The Company, SolarMax and the Initial Shareholders are sometimes referred to collectively as the Parties.

WHEREAS, the Company has entered into that certain Merger Agreement (as amended, the “Merger Agreement”) dated October 27, 2020 by and among the Company, Alberton Merger Subsidiary Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and SolarMax, pursuant to which Merger Sub will merger with and into SolarMax (the “Merger”), and SolarMax will survive the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, the Initial Shareholders are record holders of certain ordinary shares of the Company as set forth in Appendix A under the caption “Shares Currently Owned”;

WHEREAS, as the date of this Agreement, the Company, among others, have certain promissory notes outstanding with certain Initial Shareholders (collectively, the “Debtors”), in the aggregate amount of $3,102,440 as set forth in Appendix B, which become payable upon the consummation of the Merger;

WHEREAS, as of the date of this Agreement, SolarMax has made loans to the Company in the aggregated amount of $697,453.32 in connection with the Extensions of the Company and pursuant to the Merger Agreement, SolarMax has agreed to make two additional Extension Loans each in the amount of $76,704.44 per month (collectively, the “Extension Loans”);

WHEREAS, SolarMax has made a total of $528.602.62 in loans to Hong Ye Hong Kong Shareholding Co., Limited (“Hong Ye”) to provide funds to enable the Company to pay current obligation and pursuant to the Merger Agreement, SolarMax, pursuant to a third amendment to the Merger Agreement, has agreed to make additional loans of up to $1,031.43 to Hong Ye (the “SolarMax Sponsor Loans”);

WHEREAS, the Company intends to enter into agreement with each of the Debtors pursuant to which that the Company will convert 50% of the outstanding indebtedness under the Notes, as applicable, into certain amount of ordinary shares of the Company, no par value (which will automatically convert into shares of common stock of the Company immediately prior to the consummation of the Merger) (such transactions are defined as the “Conversions”), subject to the agreement of SolarMax;

WHEREAS, the Company, Hong Ye and Bin (Ben) Wang (“Wang”), the Company’s former Chairman and CEO, have signed a Separation & Settlement Agreement on March 30, 2020 (the “Wang Settlement Agreement”), pursuant to which the Company has agreed that Wang shall be entitled to keep all his founder shares and Hong Ye shall pay him $50,000 as settlement amount on April 1, 2020; and as of the date of this Agreement, no settlement payment has been made by either the Company or Hong Ye yet and the Company intends to pay $50,000 immediately prior to the closing of the Merger;

WHEREAS, in consideration of the Conversions, Extension Loans and SolarMax Sponsor Loans, and as a condition to the closing of the Merger, the Initial Shareholders have agreed to forfeit in accordance with Appendix A, the aggregated amount of 800,000 ordinary shares (the “Cancelled Shares”) of the Company upon the consummation of the Merger, without any further action to be taken by the Company or SolarMax, but subject to the closing of the Merger (such transaction is defined as the “Founder Shares Forfeiture”); and

WHEREAS, the approval of the Merger is to be submitted to the Company’s shareholders for their approval pursuant to a proxy statement/prospectus on a Form S-4 (the “Proxy Statement”) at a special meeting (the “Special Meeting”) of the Company’s shareholders.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMC Sino and the Company agree as follows

1. Founder Shares Forfeiture. In consideration of SolarMax’ agreement to Amendment No. 3 to the Merger Agreement contemporaneously with the execution of this Agreement, each Initial Shareholder shall, immediately prior to the Closing under the Merger Agreement, transfer to the Company for cancelation the number of Cancelled Shares set forth after such Initial Shareholder’s name on Appendix A. Contemporaneously with the execution of this Agreement, each Initial Shareholder shall deliver to Hunter Taubman Fischer & Li LLC, counsel to the Company an (i) irrevocable stock power with signature medallion guaranteed (unless the Company’s transfer agent will process the transfer without a signature medallion guarantee), to be held by such firm in escrow for delivery at the Closing; and (ii) irrevocable instructions to Continental Stock Transfer & Trust Company (“CST”), the transfer agent for the Company’s ordinary shares and the escrow agent pursuant to a share escrow agent pursuant to which the Cancelled Shares are held in escrow, irrevocably instructing CST to cancel the shares upon the completion of the Merger with SolarMax and requesting CST to acknowledge the instructions. The Initial Shareholders shall take all additional actions as may be necessary to consummate the cancellation of the Cancelled Shares, including delivery instruments and consents as may be requested by the Company or the transfer agent for the Company’s ordinary shares. Contemporaneously with the execution of this Agreement, each Initial Shareholder hereby grants to the Company a power of attorney in the form of Appendix C to this Agreement.

2. Payment to Wang. Immediately prior to the closing of the Merger, the Company shall pay Fifty Thousand ($50,000) to Wang pursuant to the wire instruction provided by Wang and Wang agrees by receipt of such payment he shall not be entitled to receive any other severance payments or benefits.

3.  No Conflicts. Each Initial Shareholder represents and warrants such Initial Shareholder has the power and authority to execute this Agreement and perform its terms, that neither the execution and delivery of this Assignment by such Initial Shareholder, nor the consummation or performance by the Initial Shareholder of such Initial Shareholder’s obligations under this Agreement will violate any agreement or instrument to which the Initial Shareholders is a party or by which such Initial Stockholder is bound or any laws, rules or regulations of the country in which such Initial Shareholder is a citizen or resident. Such Initial Shareholder has the legal capacity and authority to execute, deliver and perform this Agreement. This Agreement is a legal, valid and binding obligation of the Initial Shareholder enforceable against the Initial Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws and subject to general principles of equity. The Initial Shareholder is the sole lawful record and beneficial of the owner of all of ordinary shares of the Company set forth on Appendix A under the heading “Shares Currently Owned,” and there are no voting trusts, voting agreements, proxies or other agreements or instruments or understandings with respect to voting of the Initial Shareholder’s Shares. No person has any right, option or interest in the Initial Shareholder’s shares, and the Initial Shareholder’s shares are not subject to any option, security interest, pledge, right of first refusal, spousal right or any other right or encumbrance of any kind and description, and the Initial Shareholder is not a party to any agreement or informal understanding with respect to any of the foregoing.

4. The obligations of the Initial Shareholders pursuant to this Agreement are subject (i) to the Company and SolarMax entering into a the third amendment to the Merger Agreement pursuant to which SolarMax and the Company agree to the terms of this Agreement and agree to an amendment of notes to which one or more of the Initial Shareholders is a party pursuant to which the provisions that relate to the delivery of Sponsor Shares for cancellation are eliminated so that the Sponsor shall not have any obligation to deliver Sponsor Shares pursuant to the terms of such notes.

6. This Agreement shall be governed by the laws of the State of New York applicable to agreement executed and to be performed wholly within such State without reference to the choice of laws rules of such state. No legal suit, action or proceeding arising out of or relating to this Agreement, may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts (collectively, the “Specified Courts”). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

7. This Agreement shall be binding upon each party hereto and its respective successors and assigns.

8. If any term of provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

9. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof including the Wang Settlement Agreement, and may not be modified or amended nor may any right be waived except by an agreement in writing which signed by the parties hereto. The parties hereby agree that all prior or contemporaneous oral or written understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

9. All provisions of this Agreement shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

10. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement. An original signature or copy thereof transmitted by facsimile shall constitute an original signature for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY

Alberton Acquisition Corporation

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

SOLARMAX

SolarMax Technology, Inc.

By:	/s/ David Hsu
Name:	David Hsu
Title:	Chief Executive Officer

INITIAL SHAREHOLDERS

HONG YE

Hong Ye Hong Kong Shareholding Co., Limited

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Director

Bin (Ben) Wang

/s/ Bin (Ben) Wang

Keqing (Kevin) Liu

/s/ Keqing (Kevin) Liu

Appendix A

Initial Shareholders

Name of Initial Shareholders	Shares Currently Owned		Shares to Be Cancelled
Hong Ye Hong Kong Shareholding Co., Limited	1,658,319	(1)	300,000
Keqing (Kevin) Liu	958,959		400,000
Bin (Ben) Wang	494,480		100,000
Total	3,111,758		800,000

(1)	Includes 329,760 shares included in the private units and does not include 44,467 shares to be issued for cancellation of warrants and warrant rights.

Appendix B

List of Debtors

Name	Outstanding Indebtedness	Amount for Conversions	Remaining Balance
Global Nature Investment Holdings Limited	$1,648,800	$824,400	$824,400
Qingdao Zhongxin Huirong Distressed Asset Disposal Co., Ltd	$100,000	$50,000	$50,000
Hong Ye Hong Kong Shareholding Co., Limited	$1,535,640	$676,820	$676,820
Total	$3,102,440	$1,551,220	$1,551,220